As filed with the Securities and Exchange Commission on February 8, 2000
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                           FORM 8-A/A AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           --------------------------

                               XEROX CORPORATION
             (Exact Name of Registrant as specified in its Charter)

                 New York                              16-0468020
  (State of incorporation or organization)          (I.R.S. Employer
                                                   Identification No.)

     P.O. Box 1600, 800 Long Ridge Road, Stamford, Connecticut  06904-1600
              (Address of principal executive offices)          (zip code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. / /

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                       Name of Each Exchange on Which
to be so Registered                       Each Class is to be Registered
--------------------                      ------------------------------

Rights to Purchase Series A               New York Stock Exchange
Cumulative Preferred Stock                Chicago Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (Title of Class)


     Reference is hereby made to the Form 8-A of Xerox Corporation (the "Company") filed with the Securities and Exchange Commission (the "Commission") on April 7, 1997, as amended by Amendment No. 1 thereto filed with the Commission on January 26, 1999, relating to the Rights to Purchase Series A Cumulative Preferred Stock (as so amended, the "Form 8-A"). The Form 8-A is hereby incorporated by reference herein. Capitalized terms used herein without definition have the meanings given to such terms in the Form 8-A.

     Pursuant to the resolutions adopted by the Board of Directors of the Company (the "Board") at a meeting held on February 7, 2000, the Company entered into an Amendment No. 1, dated as of February 7, 2000 (the "Amendment"), to the Rights Agreement (the "Rights Agreement"), dated as of April 7, 1997, between the Company and BankBoston, N.A. (f/k/a The First National Bank of Boston), as Rights Agent. The Amendment eliminates the restriction on the right of the Board to redeem the Rights pursuant to the terms of the Rights Agreement for 120 days following a change in a majority of the Board as a result of a proxy contest.

Item 1. Description of Securities to be Registered.

     Item 1 of the Form 8-A is hereby amended by amending and restating the provisions under the heading "Redemption of the Rights" thereof in its entirety as follows:

     "Redemption of the Rights
      ------------------------

          At any time until the close of business on the tenth business day following the date of a public announcement that a person has become an Acquiring Person (the "Stock Acquisition Date"), the Company may redeem all, but not less than all, the then outstanding Rights at a redemption price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holder of Rights will be to receive the Redemption Price."

     A copy of the Rights Agreement has been filed with the Commission as an Exhibit to a Current Report on Form 8-K dated April 7, 1997, and a copy of the Amendment is attached hereto as Exhibit 4(b). A copy of each of the Rights Agreement and the Amendment will be available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended by the Amendment, which is incorporated herein by reference.

Item 2.  Exhibits.

Exhibit No.  Description
-----------  ------------

(4)(a) Form of Rights Agreement dated as of April 7, 1997, between the Company and BankBoston, N.A. (f/k/a The First National Bank of Boston), as Rights Agent, which includes as Exhibits A and B thereto the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, respectively (incorporated by reference to Exhibit 4.10 to the Company's Current Report on Form 8-K dated April 7, 1997).

(4)(b) Form of Amendment No. 1, dated as of February 7, 2000, to the Rights Agreement dated as of April 7, 1997, between the Company and BankBoston, N.A. (f/k/a The First National Bank of Boston), as Rights Agent (incorporated by reference to Exhibit (4)(b) to Amendment No. 2 to the Company's Form 8-A Registration Statement filed with the Commission on February 8, 2000).


                                 SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       XEROX CORPORATION (Registrant)

                                       By:   /s/  Martin S. Wagner
                                           --------------------------
                                           Name:  Martin S. Wagner
                                           Title: Assistant Secretary
Date: February 8, 2000